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                                                         OMB APPROVAL
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                                               OMB Number:             3235-0287
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

FORM 4

[x] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE.

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III                          Lloyd                 I.

--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

Naples                              Florida               34102
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Key Technology, Inc.- KTECP

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                            May 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)          Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
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Series B            1 for    5/17/02  P         2,100           Immed.  7/12/05 Common   1,400(1) $6.97                 I    By
Convertible         2/3                                                         Stock                                        Lloyd
Preferred Stock                                                                                                              I.
                                                                                                                             Miller,
                                                                                                                             III,
                                                                                                                             Trust
                                                                                                                             A-4
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Put Option (right   $10      5/17/02  P          2,100        7/12/02   7/12/05 Series B 2,100(1) $6.97                 I    By
to sell)                                                                        Conver-                                      Lloyd
                                                                                tible                                        I.
                                                                                Preferred                                    Miller,
                                                                                Stock                                        III,
                                                                                                                             Trust
                                                                                                                             A-4


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Series B            1 for    5/21/02  P         1,000           Immed.  7/12/05 Common     667(1) $6.90                  I   By
Convertible         2/3                                                         Stock                                        Lloyd
Preferred Stock                                                                                                              I.
                                                                                                                             Miller,
                                                                                                                             III,
                                                                                                                             Trust
                                                                                                                             A-4

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Put Option (right   $10      5/21/02  P         1,000          7/12/02  7/12/05 Series B 1,000(1) $6.90                  I   By
to sell)                                                                        Conver-                                      Lloyd
                                                                                tible                                        I.
                                                                                Preferred                                    Miller,
                                                                                Stock                                        III,
                                                                                                                             Trust
                                                                                                                             A-4

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Series B            1 for    5/23/02  P         1,000           Immed.  7/12/05 Common     667(1) $6.90    35,680        I   By
Convertible         2/3                                                         Stock                                        Lloyd
Preferred Stock                                                                                                              I.
                                                                                                                             Miller,
                                                                                                                             III,
                                                                                                                             Trust
                                                                                                                             A-4

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Put Option (right   $10      5/23/02  P         1,000          7/12/02  7/12/05 Series B 1,000(1) $6.90    35,680        I   By
to sell)                                                                        Conver-                                      Lloyd
                                                                                tible                                        I.
                                                                                Preferred                                    Miller,
                                                                                Stock                                        III,
                                                                                                                             Trust
                                                                                                                             A-4
====================================================================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
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Series B            1 for    5/29/02  P         1,000           Immed.  7/12/05 Common   667         $6.90    13,500     D
Convertible         2/3                                                         Stock
Preferred Stock
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Put Option (right   $10      5/29/02  P         1,000          7/12/02  7/12/05 Series B 1,000       $6.90    13,500     D
to sell)                                                                        Conver-
                                                                                tible
                                                                                Preferred
                                                                                Stock
====================================================================================================================================

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. This filing shall not be deemed an admission that the reporting person is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by this filing.

/s/ Lloyd I. Miller, III                                     August 26, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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